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                                                                       EXHIBIT 3

            CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                             OF KAYDON CORPORATION


     Kaydon Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware ("Kaydon"), does hereby certify that:

FIRST:    That at a meeting of the Board of Directors of Kaydon Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting for the proposed amendment is as follows:

          "RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH. A." so that, as amended, said Article shall be read as follows:

                FOURTH: CAPITAL STOCK

                    A.

                The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000), of which ninety eight million (98,000,000) shall be Common Stock, par value $.10 per share and two million (2,000,000) shall be Preferred Stock, par value $.10 per share.

                Shares of capital stock of the Corporation may be issued for such consideration, not less than par value thereof, as shall be fixed from time to time by the Board of Directors, and shares issued for such consideration shall be fully paid and non-assessable.

SECOND:    That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of stockholders of said corporation, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:    That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said Kaydon Corporation has caused this Certificate to be signed and attested by Lawrence J. Cawley, an Authorized Officer, this 3rd day of May, A.D. 1996.


                                         By:  /s/ Lawrence J. Cawley
                                              -------------------------------
                                              Lawrence J. Cawley
                                              Chairman and Chief Executive
                                              Officer



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